Exhibit 10.4

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), made on August 25, 2015, to be effective as of September 10, 2015 (“Effective Date”), is entered into by and between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Jeffery R. Gardner (“Executive”).
INTRODUCTION
The Company, through its subsidiaries (“Affiliates”), is engaged primarily in the business of providing security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada. The Company desires to employ Executive, and Executive desires to accept such continued employment, under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT; TERM; DUTIES
1.1Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Executive Vice President of the Company and Chief Executive Officer and President of Monitronics International, Inc., a Texas corporation and a wholly-owned operating subsidiary of the Company (“Monitronics”).
1.2Term. Subject to Article IV below, Executive’s employment hereunder shall be for a term of five (5) years commencing effective as of September 10, 2015 (the “Commencement Date”), and terminating at the close of business on September 9, 2020 or such earlier date as provided for herein (the “Term”).
1.3Duties. During the Term, Executive shall perform such executive duties for the Company and/or its subsidiaries or affiliates (together, “Affiliates”), consistent with his position hereunder, as may be assigned to him from time to time by the Chief Executive Officer of the Company. Executive shall devote his entire productive business time, attention and energies to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company and its Affiliates. Executive shall abide by all rules, regulations and policies of the Company, as may be in effect from time to time. Notwithstanding the foregoing, Executive may act for his own account in passive-type investments as provided in Section 5.3, or as a member of boards of directors of other companies, where the time allocated for those activities does not materially interfere with or create a conflict of interest with the discharge of his duties for the Company.
1.4Reporting. Executive shall report directly to the Chief Executive Officer of the Company.
1.5Location. Except for services rendered during business trips as may be reasonably necessary, Executive shall render his services under this Agreement primarily from the offices of Monitronics in the Dallas, Texas area and periodically from the offices of the Company in the Greater Denver, Colorado metropolitan area.

1.6Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company during the Term.
ARTICLE II
COMPENSATION
2.1Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.
2.2Base Salary. Executive’s base salary (“Base Salary”) shall initially be payable at the rate of $525,000 per year. The Base Salary is payable by the Company in accordance with the Company’s normal payroll practices. Beginning in September 2016, the Base Salary shall be reviewed on an annual basis during the Term for increase in the sole discretion of the compensation committee (the “Committee”) of the Board of Directors of the Company.
2.3Bonus. For each fiscal year during the Term, commencing with the 2015 fiscal year, in addition to the Base Salary, Executive shall be eligible for a discretionary bonus award, or in the alternative shall be eligible to participate in any incentive bonus plan the Company may have in effect from time to time, in each case on substantially the same basis as the other senior executive employees of the Company, except as otherwise provided in this Section 2.3 (such discretionary bonus or any effective Company bonus plan, as applicable, the “Bonus Plan”). The Executive’s annual “Bonus Range” for the Bonus Plan shall be 75% up to 175% of Executive’s Base Salary. Subject to Sections 4.2, 4.3 and 4.8 below, Executive's entitlement to any bonus pursuant to the Bonus Plan will be determined by the Committee in its sole discretion, with 20% of the Bonus Range based upon Executive’s performance against key qualitative performance indicators determined by the Committee, in its sole discretion, and 80% of the Bonus Range subject to the achievement of such quantitative performance metrics as the Committee may establish in its sole discretion, including, without limitation, account growth, adjusted EBITDA, free cash flow, revenue and attrition. The Committee shall have authority to grant partial bonuses under the Bonus Plan. Executive shall receive a pro-rated bonus for the period of September 10, 2015 through December 31, 2015 based on an imputed bonus award of 100% of Base Salary. Except as set forth in the preceding sentence and as set forth in Sections 4.2, 4.3 and 4.8 below, nothing in this Agreement shall be construed to guarantee the payment of any amount to Executive pursuant to the Bonus Plan. Except as otherwise provided in this Agreement, any amount payable to Executive pursuant to the Bonus Plan shall be payable in cash or shares of the Company’s Series A Common Stock, $0.01 par value (the “ASCMA Stock”), on such date or dates, and otherwise in such manner and subject to such conditions, as shall be provided for in the Bonus Plan, or as otherwise determined by the Committee, in each case in the Committee’s sole discretion. Shares issued to Executive in satisfaction of any annual bonus awarded pursuant to this Section 2.3 shall be fully vested when issued.
2.4Deductions. The Company shall deduct from the compensation described in Sections 2.2 and 2.3 any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.
2.5Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is disabled (as contemplated in Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.

ARTICLE III
BENEFITS; EXPENSES
3.1Benefits. During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other senior executive employees as a group, subject to the terms and conditions of any such plans. Executive’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.
3.2Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company in accordance with the terms of the Company’s Travel & Entertainment Policy (as the same may be modified or amended by the Company from time to time in its sole discretion).
3.3Vacation. Executive shall accrue a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement.  If, at any time during the Term, Executive accumulates two hundred forty (240) hours of earned but unused vacation time (the “Accrual Cap”), Executive will not accrue additional vacation time until he has taken a portion of the previously earned vacation.  Executive will again accrue paid vacation time when his accumulated amount of earned but unused vacation time falls below the Accrual Cap.  Upon termination of Executive’s employment, any accrued but unused vacation time will be paid to Executive.
3.4Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.
3.5Relocation.
(a)The Company shall reimburse Executive for all “Qualified Expenses” incurred in connection with Executive’s relocation to Dallas, Texas, including any applicable tax gross up directly related thereto up to a maximum of one hundred thousand dollars ($100,000). As used in this Section 3.5, the following term shall have the corresponding meanings:
(i) “Qualified Expenses” shall mean all reasonable and customary expenses incurred by Executive and his immediate family in connection with their relocation to the Dallas, Texas area, including, but not limited to, (1) packing, moving, unpacking, travel, and insurance expenses for Executive, his family, and their personal possessions, including cars; (2) storage costs for Executive and his family’s personal effects for up to 180 days; (3) temporary housing costs for up to 180 days, or until Executive purchases and closes on a home within 50 miles of Dallas, Texas, whichever event occurs first; (4) travel, lodging, and meal expenses for Executive and his wife on house-hunting trips conducted prior to relocation; (5) expenses of packing, moving, unpacking, and insurance charges from temporary housing to permanent housing occurring within 180 days of the Effective Date; For the avoidance of doubt, Qualified Expenses do not include any costs associated with purchasing a new residence, such as the purchase price, financing costs, or buying “points” on a mortgage.
(b)The Company will reimburse Executive for any Qualified Expense within thirty (30) days of receipt of a reimbursement request, but in no event later than the last day of the Executive’s tax year following the year in which the Qualified Expense was incurred. Executive’s right to reimbursement of Qualified Expenses cannot be exchanged for any other benefit. The amount of Qualified Expenses eligible for reimbursement in one year will not affect the expenses eligible for reimbursement in any other year.
3.6Incentive Equity Grants. Subject to approval by the Committee, as part of the consideration for Executive’s services to the Company during the Term, the Company shall grant to Executive, pursuant to the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan or such successor incentive plan as may be in place from time to time (the “Plan”):
(a)restricted shares of ASCMA Stock with a fair market value on the grant date of $2,000,000 that shall vest 100% on September 9, 2017 (the “Restricted Shares”), subject to the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan Restricted Stock Award Agreement; and
(b)commencing with the 2016 fiscal year, an annual grant of performance-based restricted stock units (the “PRSUs”) with a fair market value on the grant date of $1,500,000, as determined by the Committee in its sole discretion, as follows:
(i)$1,000,000 of the PRSUs may be earned and vest, in whole or in part, subject to the achievement for the 12-month performance period of such performance metrics as the Committee may establish in its sole discretion, including, without limitation, account growth, adjusted EBITDA, free cash flow, revenue and attrition. The “performance period” shall be the respective calendar year for which the PRSU award is made, with the 2016 calendar year as the initial performance period. The Committee shall determine, in its sole discretion, the extent to which the PRSUs have been earned (if at all) at the end of the performance period, with results between any threshold, target or maximum levels of performance set by the Committee determined by the Committee in its sole discretion. Any such earned PRSUs shall vest on a quarterly basis during the two year period beginning on January 1 of the year following the expiration of the respective performance period (e.g., each calendar quarter of 2017 and 2018 with respect to the PRSU granted in respect of the 2016 calendar year), subject to Executive’s continued employment on such dates.
(ii)$500,000 of the PRSUs may be earned and vest, in whole or in part, subject to the achievement for the 36-month performance period of such performance metrics as the Committee may establish in its sole discretion, including, without limitation, account growth, adjusted EBITDA, free cash flow, revenue and attrition. The “performance period” shall commence on January 1 of the respective calendar year for which the PRSU award is made and end on December 31 of third calendar year thereafter, with the 36-month period commencing on January 1, 2016 and ending on December 31, 2018 as the initial performance period. The Committee shall determine, in its sole discretion, the extent to which the PRSUs have been earned and vest (if at all) at the end of the performance period, with results between any threshold, target or maximum levels of performance set by the Committee determined by the Committee in its sole discretion.
The Restricted Shares and the PRSUs shall be subject in all respects to the terms and conditions of the Plan and the respective award agreements to be entered into by the Company and Executive with respect thereto.

Notwithstanding the foregoing, in lieu of an award of PRSU’s as outlined above, the Compensation Committee may elect to substitute Restricted Shares of ASCMA Class A common Stock (i.e., in substitution of all or a portion of such annual PRSU grant). The terms and conditions of any such award of Restricted Shares shall be subject to the Plan and based upon such terms and conditions that are no less favorable to Executive than as outlined above in Section 3.6 (b) (i) and (ii) as the Committee shall determine in its sole discretion.
ARTICLE IV
TERMINATION; DEATH; DISABILITY
4.1Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).
For purposes of this Agreement, “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive (i) to substantially perform the material duties required of him as an Executive of the Company and/or (ii) to comply with reasonable directions of the Chief Executive Officer of the Company; (c) any material violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its Affiliates; (d) Executive’s material act or omission constituting fraud, dishonesty or misrepresentation, occurring subsequent to the commencement of his employment with the Company; (e) Executive’s gross negligence in the performance of his duties hereunder; (f) Executive’s conviction of any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of thirty days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any bonus compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, whether or not the circumstances relating to such incarceration would constitute Cause, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 4.1 if it provides independent grounds for termination; or (g) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.
Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e) and (g) of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of the intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company.
4.2Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice, including a Non-Renewal Notice as described below (the “Termination Notice”), to Executive (a “Termination Without Cause”). In such event, the Company shall pay Executive an amount equal to the sum of the following:
(a)any Base Salary and vacation time accrued but unpaid as of the date of termination;

(b)subject to Sections 4.6 and 4.8 below, an amount (the “Severance Payment”) equal to the sum of:
(i) if the termination of Executive’s employment occurs prior to a Change in Control (as defined in Section 4.9), 2 x multiplied by Executive’s annual Base Salary, as in effect immediately prior to such Termination Without Cause; or
(ii) if the termination of Executive’s employment occurs concurrently with or following a Change in Control, 4 x multiplied by Executive’s annual Base Salary, as in effect immediately prior to such Termination Without Cause;
(c)subject to Sections 4.6 and 4.8 below, any award granted pursuant to the Bonus Plan to which Executive has become entitled with respect to any year prior to the year in which termination occurs, if such Award has not previously been paid to Executive; and
(d) any reimbursement for expenses incurred in accordance with Section 3.2.
Subject to Section 4.8, (i) any Severance Payment to which Executive becomes entitled shall be payable in a lump sum on the 60th day following the date of termination of Executive’s employment (or, if such day is not a business day, on the first business day thereafter), and (ii) any award payable pursuant to the terms of Section 4.2(d) shall be payable on the payment date established with respect to such award under the Bonus Plan (which shall in no event be later than December 31st of the calendar year in which termination occurs).
In addition, subject to Sections 4.5 and 4.6 below, to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health insurance plan maintained by the Company and covering the Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 18-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits under such other employer’s plans, the Company’s payment obligation under this paragraph shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.
At least 6 months prior to the expiration of the Term, the Company shall deliver a written notice to Executive stating either (i) that the Company does not intend to offer Executive a new employment agreement to take effect at the expiration of the Term (a “Non-Renewal Notice”) or (ii) that the Company offers Executive a new employment agreement to take effect at the expiration of the Term upon terms (other than the length of the term of such new employment agreement) that are, in material respects, taken as a whole, at least as favorable to Executive as the terms of this Agreement, and the material terms of such offer shall be summarized or set forth in the notice (“Renewal Notice”). If the Company delivers a Non-Renewal Notice, or if the

Company fails to deliver either a Renewal Notice or a Non-Renewal Notice on a timely basis as provided in the immediately preceding sentence, Executive’s employment shall be terminated at the expiration of the Term (or at such earlier date as may be set forth in the Non-Renewal Notice), and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.6, 4.7, 4.8, 4.9, 5.3 and 5.4 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2
Executive acknowledges that the payments and benefits referred to in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.2, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
4.3Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Executive: (a) a reduction in Executive’s then current Base Salary; (b) a material reduction in Executive’s authority, duties, or responsibilities with the Company, including, but not limited to, a loss of title as Chief Executive Officer and President of Monitronics; (c) the relocation by the Company of Executive’s principal place of employment to a location more than 35 miles from Executive’s principal place of employment prior to such relocation, without Executive’s consent or (d) a breach by the Company of any material provision of this Agreement (a “Termination With Good Reason”).
Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to Section 4.3(a), (b), (c), or (d) shall be effective unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by Executive of the intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than 90 days after Executive first learns of such circumstances; and (ii) the Company shall have 30 days after receiving such notice in which to cure such grounds, to the extent such cure is possible.
In the event that a Termination With Good Reason occurs, then, subject to Sections 4.5, 4.6 and 4.8 below, Executive shall have the same entitlement to the same amounts and benefits as provided under Section 4.2 for a Termination Without Cause.
Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.3, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.3, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
4.4Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive’s employment shall terminate when such death or Disability occurs and the Company shall pay Executive (or his legal representative, as the case may be) as follows:
(a)any Base Salary and vacation time accrued but unpaid as of the date of death or termination for Disability;

(b)any reimbursement for expenses incurred in accordance with Section 3.2.; and
(c)an amount equal to Executive’s monthly Base Salary in effect on such termination date for one year, payable in a single lump sum on the 60th business day following the termination date.
For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for 12 work weeks in any 12 month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s purported Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties.
Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence or termination, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence or termination. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.
Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.
4.5No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Section 4.2 or 4.3, as the case may be, shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans.
4.6Severance Agreement and Release. In the event that Executive incurs a termination of employment pursuant to (i) a Termination Without Cause (as defined in Section 4.2 above), or (ii) a Termination With Good Reason (as defined in Section 4.3 above), payment by the Company of the amounts described in said sections shall be subject to the execution by Executive of the Company’s standard severance agreement and release (the “Release”).

The Release shall be delivered to Executive, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, and, in the case of a Termination With Good Reason, upon delivery of written notice by the Executive to the Company. Executive shall have a period of 21 days (or, if required by applicable law, a period of 45 days) after the effective date of termination of this Agreement (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period, then the Reimbursement Period shall be deemed to have commenced as of the first day of the Consideration Period and Executive shall be entitled to the amounts and benefits set forth in Section 4.2 or 4.3, as the case may be.
If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, then:
(a)the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and vacation time accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred in accordance with Section 3.2; and
(b)the Company shall have no obligation to (i) pay to Executive the Severance Payment (as that term is defined in Section 4.2(b) above) or (ii) make the Benefits Payments during the Reimbursement Period (as those terms are defined in Section 4.2 above).
4.7Continued Compliance. Executive and the Company hereby acknowledge that the amounts or benefits payable by the Company under Sections 4.2(b) and (c), 4.3, and 4.4(c) and the Benefits Payments payable by the Company under Sections 4.2 or 4.3 are part of the consideration for Executive’s undertakings under Article V below. Such amounts and benefits are subject to Executive’s continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the payments that remain payable by the Company under Sections 4.2(b) or (c), 4.3 or 4.4 or the Benefits Payments that remain payable by the Company under Sections 4.2 or 4.3 on or after the date of such violation.
4.8Timing of Payments Under Certain Circumstances. With respect to any amount that becomes payable to Executive under this Agreement upon Executive’s Separation from Service (as defined below) for any reason, the provisions of this Section 4.8 will apply, notwithstanding any other provision of this Agreement to the contrary. If the Company determines in good faith that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount that becomes payable to Executive upon Separation from Service (other than by reason of the death of Executive) and that otherwise would be payable during the six-month period following Executive’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death). A “Separation from Service” of Executive means Executive’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder. Any payment suspended as provided in this Section 4.8, unadjusted for interest on such suspended payment, shall be paid to Executive in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Executive, as applicable, provided that the death of Executive during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive’s death.

4.9Change in Control. “Change in Control” means any of the following that otherwise meets the definition of a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A (as defined below):
(a)    the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any company, partnership, trust or other entity or investment vehicle controlled by such persons or the holdings of which are for the primary benefit of any of such persons (collectively, the “Permitted Holders”)) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;
(b)    the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or
(c)    the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of Company or the replacement of a majority of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of appointment or election.
For purposes of this Section 4.9, “person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
ARTICLE V
OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE;
NON-COMPETITION
5.1Ownership of Proceeds of Employment.
5.1.1.The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company or within six months thereafter (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company or any of its Affiliates, or which Executive conceives as a result of his employment by the Company or its Affiliates, or as a result of rendering advisory or consulting services to the Company or its Affiliates (collectively, “Proprietary Rights”).
5.1.2.Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company; provided, however, the provisions of this Section 5.1 shall not apply to any Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.
5.1.3.Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.
5.2Non-Disclosure of Confidential Information. As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law (in which event Executive shall give prior written notice to Company and shall cooperate with Company and Company’s counsel in complying with such legal requirements). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.
5.3Non-Competition. Executive shall not, during the Term or during the Consideration Period, directly: (a) compete with the Company; or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.
For purposes of this Section 5.3, (i) the term “Competing Entity” shall mean any entity which presently or during the period referred to above engages in any business activity in which the Company or any of its Affiliates is then engaged; and (ii) the term “Territory” shall mean any geographic area in which the Company or any of its Affiliates conducts business during such period.
Notwithstanding the foregoing, in the event that Executive elects, during the Consideration Period, to either (a) compete with the Company, or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (the foregoing subsections (a) and (b), collectively, the “Competitive Activities”), then, at least ten (10) business days prior to commencing any such Competitive Activities, Executive shall deliver to the Company a written notice (the “Competition Notice”) advising the Company of (i) Executive’s intent to commence Competitive Activities, and (ii) the commencement date for such Competitive Activities. Executive’s election to participate in any Competitive Activities during the Consideration Period shall not be deemed a breach of this Agreement; rather, in the event Executive delivers the Competition Notice (and thereafter engages in Competitive Activities prior to the expiration of the Consideration Period), then (x) Executive shall forfeit any Severance Payment or Benefits Payment otherwise payable pursuant to Section 4.2 or 4.3 above, and (y) the Company shall have no obligation to make any Severance Payment to Executive or any Benefits Payment under Section 4.2 or 4.3.
5.4Non-Solicitation.
5.4.1.In consideration of the Company disclosing and providing access to Confidential Information, after the date hereof, and other good and valuable consideration (including the severance benefits set forth in Articles 4.2 and 4.3), the receipt and sufficiency of which are hereby acknowledged, Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.
5.4.2.In consideration of the Company disclosing and providing access to Confidential Information, after the date hereof, and other good and valuable consideration (including the severance benefits set forth in Articles 4.2 and 4.3 ), the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows. Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, (a) any person employed by the Company (a “Current Employee”) to leave employment with the Company or (b) any Monitronics dealer (a “Dealer”) to leave the Monitronics dealer network (the “Dealer Network”) or sell alarm monitoring contracts to another alarm monitoring company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment or that a Dealer leave the Dealer Network, (ii) informing a Current Employee that an opening exists elsewhere or inform a Dealer that alternative dealer arrangements are available, (iii) assisting a Current Employee in finding employment elsewhere or a Dealer in finding alternative distribution opportunities elsewhere, (iv) inquiring if a Current Employee “knows of anyone who might be interested” in a position elsewhere or if a Dealer “knows of anyone who might be interested” in joining an alternative dealer network, (v) inquiring if a Current Employee might have an interest in employment elsewhere or if a Dealer might have an interest in joining an alternative dealer network, (vi) informing others of the name or status of, or other information about, a Current Employee or Dealer, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company or that a Dealer leaves the Dealer Network.
5.5Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.
5.6Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.
5.7Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).
ARTICLE VI
MISCELLANEOUS
6.1Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.
6.2Assignment. The Company may assign this Agreement to any successor in interest to its business, or to any subsidiary of the Company, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein.  Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
6.3Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or 3 days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission (to a fax number specified by the recipient in writing pursuant to this Section 6.3), upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.3:
a.If to the Company:
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
Attention: Chief Executive Officer
With a copy to:
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
Attention: General Counsel
b.If to Executive:
Jeffrey R. Gardner
6.4Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
6.5Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.
6.6Arbitration. If any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Executive and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.

The arbitration shall be administered, at the election of the party initiating the arbitration proceeding, either by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards or by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. Arbitration shall be commenced and heard in Dallas County, Texas. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Texas or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as of the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Texas state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Texas state court, including the ability to rule on a motion for summary judgment.
Unless otherwise permitted under applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in Texas state court. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
6.7Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
6.8Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.
6.9Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.
6.10Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
6.11Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.
6.12Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.
6.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
6.14Compliance with Section 409A. The provisions of this Agreement are intended to satisfy the requirements of Code Section 409A and will be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing, the Company and Executive agree that, to the extent any payments made upon Executive’s termination of employment pursuant to Section 4.2 (including by reason of Section 4.3) or Section 4.4 that constitute deferred compensation subject to Code Section 409A, Executive’s entitlement to such payments shall be conditioned upon Executive’s termination of employment constituting a Separation from Service of Executive as defined in Section 4.8. Taxable expense reimbursements will be paid as soon as practicable in accordance with and subject to Company policy, but in no event later than December 31st of the year following the year in which the expenses were incurred.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"COMPANY"
ASCENT CAPITAL GROUP, INC.
By:	/s/ William E. Niles
William E. Niles
Executive Vice President

"EXECUTIVE"
By:	/s/ Jeffery R. Gardner
Jeffery R. Gardner